SELIGMAN QUALITY MUNICIPAL FUND, INC.
PROXY RESULTS

Stockholders of Seligman Quality Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 13, 2004,in New York City. The description of each proposal and number of shares voted are as follows:

Election of Directors:

Election by Holders of Preferred Shares and Common Shares:

                                       For                  Withheld
                               ------------------       -------------
Alice S. Ilchman                    4,210,662.695            270,824
Frank A. McPherson                  4,205,862.695            275,624
Leroy C. Richie                     4,205,948.695            275,538
Brian T. Zino                       4,206,277.695            275,209

Ratification of Deloitte & Touche LLP as independent auditors for 2004:

                                        For        Against    Abstain
                                  ---------------  -------   ----------
                                   4,420,208.785    20,745   40,532.910